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Exhibit 99

NEWS RELEASE

FOR:	Methode Electronics, Inc.	CONTACT:	Douglas A. Koman
	7401 W. Wilson Avenue		(708) 867-6777
	Chicago, IL 60706		dkoman@methode.com

Methode Announces Completion of Stratos Distribution

CHICAGO, April 30, 2001—Methode Electronics, Inc. (Nasdaq: METHA) today announced the completion of the distribution of all of its shares of Stratos Lightwave, Inc. (Nasdaq: STLW) to its stockholders. As of April 28, 2001, Methode Class A and Class B stockholders of record on April 5, 2001 were issued approximately 1.5113 shares of Stratos common stock for each share of Methode Class A and Class B common stock held. Cash will be issued in lieu of fractional shares. Methode distributed a total of 54,029,807 shares, representing approximately 84.3%, of Stratos' outstanding common stock.

As previously announced, Methode received a ruling from the Internal Revenue Service that the Stratos distribution will be tax-free to stockholders for U.S. federal income tax purposes. Cash received in lieu of fractional shares will be taxable.

On or about April 12, 2001, Methode mailed an information statement to Methode Class A and Class B stockholders as of the April 5, 2001 record date. The information statement includes additional information about the terms of the distribution, certain federal tax consequences of the distribution, Stratos and Stratos common stock.

For additional information on the Stratos Lightwave distribution, please visit Methode's website at www.methode.com or call 708-867-6777. Information on Stratos Lightwave can be obtained at www.stratoslightwave.com or by calling 708-867-9600.

About Methode Electronics

Methode Electronics, Inc., with 3,400 employees in 19 plants worldwide (excluding Stratos Lightwave), manufactures component devices for Original Equipment Manufacturers (OEMs) of information processing and networking equipment, voice and data communications systems, consumer electronics, automobiles, aerospace vehicles and industrial equipment. Products employ electrical, electronic and fiber optic technologies in communication data links, interconnections and controls.

About Stratos Lightwave

Stratos Lightwave, Inc. develops, manufactures and sells optical subsystems and components for high data rate networking, data storage and telecommunications applications. These optical systems are used in local area networks (LANs), storage area networks (SANs), metropolitan area networks (MANs), wide area networks (WANs) and central office networking in the telecommunications market. The company also designs, manufactures and sells a full line of optical components and cable assemblies for use in these networks.

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Methode Announces Completion of Stratos Distribution